
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                 ______________

                          AMENDMENT NO. 1 TO FORM 8-A
                                 ON FORM 8-A /A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                           KILROY REALTY CORPORATION
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            (Exact name of registrant as specified in its charter)

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
Maryland                                                                  95-4598246
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(State of incorporation or organization)                                  (IRS Employer Identification No.)

2250 East Imperial Highway, Suite 1200
El Segundo, California                                                    90245
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(Address of principal executive offices)                                  (Zip Code)

            If this form relates to the                           If this form relates to the
            registration of a class of                            registration of a class of securities
            securities pursuant to Section                        pursuant to Section 12(g) of the
            12(b) of the Exchange Act and is                      Exchange Act and is pursuant to
            effective pursuant to General                         General Instruction A(d) please check
            Instruction A(c) please check the                     the following box.  [  ]
            following box.  [X]


Securities to be registered pursuant to Section 12(b) of the Act:


            Title of each class                                    Name of each exchange on which
            to be so registered                                    each class is to be registered
            -------------------                                    ------------------------------

            Common Stock, par value $.01 per share                 New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
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                                (Title of Class)
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Item 1.  Description of Registrant's Securities to be Registered.
         -------------------------------------------------------

       We have summarized below the material terms and provisions of our common stock. For more detail you should refer to our charter, which we have previously filed with the SEC and which we incorporate by reference as an exhibit to this registration statement.

Common stock.

       General. Our charter authorizes us to issue 150,000,000 shares of common stock, par value $0.01 per share. As of December 31, 1998, we had 27,639,210 shares of common stock issued and outstanding. The 27,639,210 outstanding shares excludes the 4,200,868 shares of common stock, as of December 31, 1998, which we may issue at our option in exchange for presently outstanding common units which are tendered for redemption to Kilroy Realty, L.P.

          Shares of our common stock which are issued and outstanding:

          . are entitled to one vote per share on all matters presented to stockholders generally for a vote, including the election of directors, with no right to cumulative voting;

          .  do not have any conversion rights;

          .  do not have any exchange rights;

          .  do not have any sinking fund rights;

          .  do not have any redemption rights;

          .  do not have any appraisal rights;

          . do not have any preemptive rights to subscribe for any of our securities;

          .  are duly authorized, fully paid and nonassessable; and

          .  are subject to restrictions on ownership and transfer.

       We may pay distributions on shares of common stock, subject to the preferential rights of, when issued, our Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and any other series or class of capital stock which we may issue in the future. However, we may only pay distributions when our board of directors authorizes a distribution out of legally available funds. We make, and intend to continue to make, quarterly distributions on outstanding shares of common stock.

       Our board of directors may:

          . reclassify any unissued shares of common stock into other classes or series of capital stock;

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

          . establish the number of shares in each such class or series of capital stock;

          . establish any preference rights, conversion rights and other rights, including voting powers, of each such class or series of capital stock;

          . establish restrictions, such as limitations and restrictions on ownership, dividends or other distributions of each such class or series of capital stock; and

          . establish qualifications and terms or conditions of redemption for each such class or series of capital stock.

       Material provisions of Maryland General Corporation Law affecting the rights of holders of common stock. Under the Maryland General Corporation Law, our stockholders are generally not liable for our debts or obligations. If we liquidate, we will first pay all debts and other liabilities, including debts and liabilities arising out of our status as general partner of Kilroy Realty, L.P., and any preferential distributions on any outstanding shares of preferred stock. Each holder of common stock then will share ratably in our remaining assets. All shares of common stock have equal distribution, liquidation and voting rights, and have no preference or exchange rights, subject to the ownership limits in our charter or as permitted by our board of directors.

       Under the Maryland General Corporation Law, subject to certain exceptions, we require approval by our stockholders by the affirmative vote of at least two-thirds of the votes entitled to vote before we can:

          .  dissolve;

          .  amend our charter;

          .  merge;

          .  sell all or substantially all of our assets;

          .  engage in a share exchange; or

          . engage in similar transactions outside the ordinary course of business.

       Because the term "substantially all of the Company's assets" is not defined in the Maryland General Corporation Law it is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction. Although the Maryland General Corporation Law allows our charter to establish a lesser percentage of affirmative votes by our stockholders for approval of those actions, our charter does not include such provision.

       Rights to purchase Series B Preferred Stock. Each share of our common stock includes a right to purchase from us, once the rights become exercisable, one one-hundredth (1/100th) of a share of our Series B Preferred Stock, at a purchase price of $71.00 per share,

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subject to certain anti-dilution adjustments. Once exercisable, the rights may be exercised until we redeem them, until they are exchanged or terminated, or until they expire on October 2, 2008.

       Until the earlier to occur of:

          . ten days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more (or, in the case of John B. Kilroy, Sr., the Chairman of our board of directors, John B. Kilroy, Jr., our President and Chief Executive Officer, and Kilroy Industries, and their respective affiliates, more than 21%) of the shares of our common stock (an "Acquiring Person") or

          . ten business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer for shares of our common stock, the consummation of which would result in the beneficial ownership by a person or group of 15% or more (or, in the case of John B. Kilroy, Sr., the Chairman of our board of directors, John B. Kilroy, Jr., our President and Chief Executive Officer, and Kilroy Industries, and their respective affiliates, more than 21%) of the shares of our common stock, the rights will be evidenced by any common stock certificates outstanding on October 15, 1998. We refer to the earlier of these dates as the distribution date. The rights will be transferred with and only with shares of our common stock until the distribution date or earlier redemption or expiration of the rights. Our board of directors may not postpone the exercisability and transferability of the rights. As soon as practicable after such time, separate right certificates will be issued to holders of record of shares of common stock as of the close of business on the distribution date. Subject to the termination of the right of redemption, the rights will become exercisable and transferable. Right certificates initially will represent the right to purchase one share of common stock for each share of our common stock currently outstanding.

       If a person or group becomes an Acquiring Person, or if we were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and shares of common stock were not changed or exchanged, each holder of a right, other than rights that are or were acquired or beneficially owned by the Acquiring Person, will then have the right to receive upon exercise that number of shares of common stock having a market value of two times the then current purchase price of one right. The rights that are or were acquired or beneficially owned by the Acquiring Person will then be void. We will adjust the number of rights associated with each share of our common stock as necessary if we distribute shares of common stock as dividends, or declare a split or reverse split in the number of shares of common stock. If after a person has become an Acquiring Person, we are acquired in a merger or other business combination transaction or more than 50% of our assets or earning power are sold, we will provide that each holder of a right will receive, upon the exercise of a right at the then current purchase price, the number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current purchase price of one right.

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

       At any time after a person becomes an Acquiring Person and prior to the earlier of one of the events described in the last sentence in the previous paragraph or the acquisition by the Acquiring Person of 50% or more of our then outstanding common stock, we may exchange the rights (other than rights owned by an Acquiring Person which have become void), in whole or in part, for shares of common stock having an aggregate value equal to the difference between the value of the common stock issuable upon exercise of the rights and the purchase price payable upon such exercise.

       Our board of directors may redeem the rights in whole, but not in part, at a redemption price of $.01 per right at any time prior to the time a person becomes an Acquiring Person. The board of directors in its sole discretion may establish when the redemption of the rights may be made effective, on what basis and under conditions. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the holders of rights may then only receive the redemption price.

       We may adjust from time to time the purchase price payable, and the number of one one-hundredths of a share of Series B Preferred Stock or other securities or property issuable, upon exercise of the rights to prevent dilution:


          . in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series B Preferred Stock ,

          . upon the grant to holders of the shares of Series B Preferred Stock of certain rights or warrants to subscribe to or purchase shares of Series B Preferred Stock or convertible securities at less than the current market price of the Series B Preferred Stock, or

          . upon the distribution to holders of shares of Series B Preferred Stock of evidences of indebtedness, cash, securities or assets or of subscription rights or warrants, other than those referred to above.

       The distributions referred to above exclude regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend paid or, in case regular periodic cash dividends have not been paid, at a rate not in excess of 50% of our average net income per share for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in shares of Series B Preferred Stock which will be subject to the adjustment described above.

       Until a right is exercised, the holder of the right will have no rights as a stockholder beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

       Any of the provisions of the Rights Agreement dated as of October 2, 1998 between us and the rights agent may be amended by our board of directors for so long as the rights are redeemable. After the rights are no longer redeemable, we may amend or supplement the Rights Agreement in any manner that does not adversely affect the interests of the holders of the rights.

                                       5
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Our preferred stock ranks senior to our common stock.

       We describe below the material terms and conditions of our preferred stock which affects the rights of holders of our common stock. Our charter authorizes us to issue 30,000,000 shares of preferred stock, par value $.01 per share. Of the 30,000,000 authorized shares of preferred stock, we have classified and designated 1,700,000 shares as Series A Preferred Stock, 400,000 as Series B Preferred Stock and 700,000 shares as Series C Preferred Stock. No shares of preferred stock were issued and outstanding as of December 31, 1998.

       We may classify, designate and issue additional shares of preferred stock, in one or more classes, as authorized by our board of directors without the prior consent of our stockholders. The board of directors may afford the holders of preferred stock preferences, powers and rights-voting or otherwise-senior to the rights of holders of shares of common stock. Our board of directors can authorize the issuance of preferred stock with terms and conditions that could have the effect of delaying or preventing a change of control transaction that might involve a premium price for holders of shares of common stock or otherwise be in their best interest. All shares of preferred stock which are issued and become outstanding will be fully paid and nonassessable. Before we may issue any shares of preferred stock of any class, the Maryland General Corporation Law and our charter require our board of directors to determine the following:

          .  the designation;

          .  the number of shares;

          .  the terms;

          .  preferences;

          .  conversion and other rights;

          .  voting powers;

          .  restrictions;

          .  limitations as to distributions;

          .  qualifications; and

          .  terms or conditions of redemption.

8.075% Series A Cumulative Redeemable Preferred Stock and 9 3/8% Series C Cumulative Redeemable Preferred Stock.

       General. Of our 30,000,000 authorized shares of preferred stock, we designated 1,700,000 shares as Series A Preferred Stock and 700,000 shares as Series C Preferred Stock. Shares of Series A Preferred Stock are issuable on a one-for-one basis upon redemption or exchange of Kilroy Realty, L.P.'s Series A Preferred Units. Shares of Series C Preferred Stock

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are issuable on a one-for-one basis upon redemption or exchange of Kilroy
Realty, L.P.'s Series C Preferred Units.

       Dividends. Each share of Series A Preferred Stock and Series C Preferred Stock will be entitled to receive cumulative preferential dividends from the date of issue payable on or before the 15th of February, May, August and November of each year, in cash, in preference to any payment made on any other classes or series of capital stock or our other equity securities ranking junior to the Series A Preferred Stock and Series C Preferred Stock. Shares of Series A Preferred Stock will be entitled to dividends at a rate of 8.075% per annum and shares of Series C Preferred Stock will be entitled to dividends at a rate of 9 3/8% per annum. Cumulative preferential dividends include any accrued but unpaid distributions in respect of Series A Preferred Units and Series C Preferred Units at the time they are exchanged for shares of Series A Preferred Stock or Series C Preferred Stock, as applicable.

       Ranking. The Series A Preferred Stock and Series C Preferred Stock will rank:

          . on parity with each other and with all other classes or series of preferred stock designated as ranking on a parity with the Series A Preferred Stock and Series C Preferred Stock with respect to distributions and rights upon voluntary or involuntary liquidation, dissolution, or winding-up,

          . senior to the Series B Preferred Stock and all other classes or series of preferred stock designated as ranking junior to the Series A Preferred Stock and Series C Preferred Stock and

          . junior to all other classes or series of preferred stock designated as ranking senior to Series A Preferred Stock and Series C Preferred Stock.

     Redemption. At our option, we may redeem the Series A Preferred Stock, on and after February 6, 2003, and the Series C Preferred stock on and after November 24, 2003, in each case in whole or in part from time to time, upon not less than thirty (30) or more than sixty (60) days' written notice, at a redemption price payable in cash equal to $50.00 per share, plus any accrued but unpaid dividends to the date of redemption. We may redeem shares of Series A Preferred Stock and Series C Preferred Stock prior to these dates to the extent necessary to maintain our qualification as a REIT. We are required to pay the redemption price of the Series A Preferred Stock and Series C Preferred Stock, excluding the portion consisting of accumulated but unpaid dividends, solely out of proceeds from issuances of our capital stock.

       Limited voting rights. If we do not pay dividends on any shares of Series A Preferred Stock or on any shares of Series C Preferred Stock for six or more quarterly periods, including any periods we did not make distributions in respect of Series A Preferred Units and Series C Preferred Units prior to their exchange into shares of Series A Preferred Stock and Series C Preferred Stock, as applicable, whether or not consecutive, the holders of such shares of preferred stock will vote as a single class with all other shares of capital stock ranking on parity with the Series A Preferred Stock and Series C Preferred Stock which have similar vested voting rights for the election of two additional directors. The directors will be elected by a plurality of the votes cast in the election for a one-year term and until their successors are duly elected and

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qualify or until the director's right to hold such office terminates, whichever occurs earlier, subject to the director's earlier death, disqualification, resignation or removal. The election will take place at:

          . special meetings called by the holders of at least 10% of the outstanding shares of Series A Preferred Stock, Series C Preferred Stock or the holders of shares of any other class or series of stock on parity with the Series A Preferred Stock and the Series C Preferred Stock with respect to which dividends are also accrued and unpaid if such request is received more than 90 days before the date fixed for our next annual or special meeting of stockholders or,

          . if the request for a special meeting is received by us less than 90 days before the date fixed for our next annual or special meeting of stockholders, at our annual or special meeting of stockholders, and

          . at each subsequent annual meeting until all dividends accumulated on the Series A Preferred Stock and the Series C Preferred Stock for all past dividend periods and the dividend for the then current dividend period, including accrued but unpaid distributions in respect of Series A Preferred Units and Series C Preferred Units at the time they are exchanged for shares of Series A Preferred Stock or Series C Preferred Stock, as applicable, have been fully paid or declared and a sum sufficient for the payment of such dividends is irrevocably set aside in trust for payment in full.

       When all such dividends have been paid in full, the holders of Series A Preferred Stock and Series C Preferred Stock will be divested of their voting rights and the term of any member of our board of directors elected by the holders of Series A Preferred Stock, Series C Preferred Stock and holders of any other shares of stock on parity with the Series A Preferred Stock and the Series C Preferred Stock will terminate.

       In addition, if any shares of Series A Preferred Stock or Series C Preferred Stock are outstanding, without the consent of two-thirds of the holders of such series of preferred stock then outstanding, as applicable, we may not:

          . authorize or create or increase the authorized or issued amount of any shares of capital stock ranking senior to the Series A Preferred Stock and the Series C Preferred Stock, or

          . reclassify any of our authorized shares of capital stock into any shares ranking senior to the Series A Preferred Stock and the Series C Preferred Stock, or

          . designate or create, or increase the authorized or issued amount of, or reclassify any of our authorized shares of capital stock into any stock on parity with the Series A Preferred Stock and the Series C Preferred Stock, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, but only to the extent the shares on parity with the

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          Series A Preferred Stock and the Series C Preferred Stock are issued to one or our affiliates, or

          .  either

               . consolidate, merge into or with, or convey, transfer or lease our assets substantially as an entirety, to any corporation or other entity, or

               . amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise, in each case that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series A Preferred Stock and Series C Preferred Stock or the holders of Series A Preferred Stock and Series C Preferred Stock.

       The Series A Preferred Stock and Series C Preferred Stock will have no voting rights other than as discussed above.

       Liquidation preference. Each share of Series A Preferred Stock and Series C Preferred Stock is entitled to a liquidation preference of $50.00 per share, plus any accrued but unpaid dividends, in preference to any other class or series of our capital stock, other than any class or series of our equity securities expressly designated as ranking on a parity with or senior to the Series A Preferred Stock and Series C Preferred Stock.

Series B Junior Participating Preferred Stock.

       General. Of our 30,000,000 authorized shares of preferred stock, we designated 400,000 shares as Series B Junior Participating Preferred Stock. The Series B Preferred Stock is issuable upon exercise of the rights to purchase shares of Series B Preferred Stock, as described above in the section entitled "--Common stock--Rights to purchase Series B Preferred Stock."

       Ranking. The Series B Preferred Stock, if and when issued, will rank:

          . junior to our Series A Preferred Stock and Series C Preferred Stock, if and when issued, and all other classes or series of preferred stock designated as ranking senior to the Series B Preferred Stock with respect to distributions and rights upon liquidation, dissolution, or winding-up,

          . senior to all classes or series of preferred stock designated as ranking junior to the Series B Preferred Stock and

          . on a parity with all other classes or series of stock designated as ranking on a parity with the Series B Preferred Stock.

       Dividends. Each share of Series B Preferred Stock will be entitled, when, as and if declared, to the greater of:

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          .  a minimum preferential cumulative quarterly dividend payment of
             $1.00 per share and

          . an aggregate dividend of 100 times the dividend, if any, declared per share of common stock, other than a dividend payable in shares of common stock, since the last quarterly dividend payment date.

       We will adjust as necessary the right to dividends per share of the Series B Preferred Stock if we increase or decrease the number of shares of common stock by declaring or paying a dividend on the common stock payable in shares of common stock, or subdividing, combining or consolidating the outstanding shares of common stock. Dividends on Series B Preferred Stock, when and if declared, will be paid on the first day of March, June, September and December. Accrued and unpaid dividends shall not bear interest. Dividends paid on shares of Series B Preferred Stock in an amount less than the total amount of the dividends accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such outstanding shares of Series B Preferred Stock.

       Until dividends or distributions payable on the Series B Preferred Stock, whether or not declared, have been paid in full, we may not:

          . declare or pay dividends, or make any other distributions, including upon liquidation, dissolution or winding up, on any shares of capital stock ranking:

              .  junior to the Series B Preferred Stock;

              . on parity with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          .  redeem or purchase or otherwise acquire for consideration:

              . shares of any capital stock ranking junior, either as to dividends or upon liquidation, dissolution or winding up, to the Series B Preferred Stock, except as provided in our charter to protect our REIT status or if we acquire shares of such junior stock in exchange for shares of any of our capital stock ranking junior both as to dividends and upon dissolution, liquidation or winding up, to the Series B Preferred Stock; or

              . any shares of Series B Preferred Stock, or any shares of capital stock ranking on parity with the Series B Preferred Stock, except as provided in our charter to protect our REIT status or in accordance with a written or published purchase offer to all holders of such shares such terms our board of directors shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

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       We will not permit any of our subsidiaries to purchase or otherwise acquire for consideration any shares of our capital stock unless we could purchase or otherwise acquire the shares at that time and in the manner set forth above.

       Liquidation preference. If we liquidate, dissolve or wind-up our business, the holders of shares of Series B Preferred Stock will be entitled, pro rata with any shares of preferred stock ranking on parity with the Series B Preferred Stock, to an aggregate preferential liquidation payment of 100 times the payment made per share of common stock. In no event may such liquidation payment be less than $100 per share plus any accrued and unpaid dividends. We will adjust as necessary the liquidation preference per share of the Class B Preferred Stock if we increase or decrease the number of shares of common stock by declaring or paying a dividend on the common stock payable in shares of common stock, or subdividing, combining or consolidating the outstanding shares of common stock.

       Voting rights. Each holder of a share of Series B Preferred Stock is entitled to 100 votes on all matters submitted to our stockholders having general voting rights. We will adjust as necessary the votes per share of the Series B Preferred Stock if we increase or decrease the number of shares of common stock by declaring or paying a dividend on the common stock payable in shares of common stock, or subdividing, combining or consolidating the outstanding shares of common stock.

       Subject to any of our provisions or as required by law, we do not require the consent of holders of Series B Preferred Stock for taking any corporate action, unless they are entitled to vote with holders of common stock. Generally, any holder of Series B Preferred Stock, common stock or any other shares of stock that have general voting powers will vote together as one class on all matters submitted to those stockholders having general voting rights.

       Business combinations. If we enter into any consolidation, merger, combination or other transaction, shares of our common stock may be exchanged for or changed into other stock or securities, cash and/or any other property. In that case, each share of Series B Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to 100 times the aggregate amount of stock, securities, cash and/or any other property, payable in kind, as the case may be, into or for which each share of common stock is changed or exchanged. We will adjust as necessary the amount of per share consideration to be received by holders of Series B Preferred Stock upon any such transaction if we increase or decrease the number of shares of common stock by declaring or paying a dividend on the common stock payable in shares of common stock, or subdividing, combining or consolidating the outstanding shares of common stock.

       Redemption. We may not redeem the Series B Preferred Stock at any time.

Restrictions on ownership and transfer of capital stock which affect the rights of holders of common stock.

       Internal Revenue Code requirements. To maintain our tax status as a REIT, five or fewer individuals (as defined in the Code to include certain entities) may not own, actually or constructively, more than 50% in value of our issued and outstanding capital stock at any time

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during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity constructively owns our capital stock under this requirement. In addition, 100 or more persons must beneficially own our capital stock during at least 335 days of a taxable year or during a proportionate part of a short taxable year. Also, rent from Related Party Tenants (as defined below under "Federal Income Tax Considerations--Income Tests") is not qualifying income for purposes of the gross income tests of the Code. To help ensure we meet these tests, our charter restricts the acquisition and ownership of shares of our capital stock.

       Transfer Restrictions in our charter. Subject to exceptions specified in our charter, no holder may own, either actually or constructively under the applicable attribution rules of the Code:

          . more than 7%, by number of shares or value, whichever is more restrictive, of the outstanding shares of our common stock;

          . if and when such stock is issued, more than 7%, by number of shares or value, whichever is more restrictive, of our Series B Preferred Stock; and

          . if and when such stock is issued, shares of our Series A and/or Series C Preferred Stock, which, taking into account all other shares of our capital stock actually or constructively held, would cause a holder to own more than 7% by value of our outstanding shares of capital stock.

In addition, because rent from Related Party Tenants is not qualifying rent for purposes of the gross income tests under the Code, our charter provides that no holder may own, either actually or constructively by virtue of the attribution provisions of the Code (which differ from the attribution provisions described in the preceding sentence):

          . more than 9.8%, by number of shares or value, whichever is more restrictive, of the outstanding shares of our common stock;

          . if and when such stock is issued, more than 9.8% by number of shares or value, whichever is more restrictive, of our Series B Preferred Stock; and

          . if and when such stock is issued, shares of our Series A and/or Series C Preferred Stock, which, taking into account all other shares of our capital stock actually or constructively held, would cause a holder to own more than 9.8% by value of our outstanding shares of capital stock.

We refer to the limits described in this paragraph, together, as the "Ownership Limits."

       The constructive ownership rules set forth in the Code are complex, and may cause shares of our capital stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of shares of our capital stock in an amount that does not exceed the Ownership Limits, or the acquisition of an interest in an entity that actually or constructively owns our capital stock, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively shares in excess of the Ownership Limits and thus violate the Ownership Limits described above or otherwise permitted by our board of directors. In addition, if and when such shares are issued, a violation of the Ownership Limits relating to the Series A Preferred Stock or the Series C Preferred Stock could occur as a result of a fluctuation in the relative value of such stock and our common stock, even absent a transfer or other change in actual or constructive ownership.

       Our board of directors may, but in no event will be required to, waive the Ownership Limits with respect to a particular stockholder if it determines that such ownership will not jeopardize our status as a REIT and our board of directors otherwise decides such action would be in our best interest. As a condition of such waiver, our board of directors may require opinions of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving our REIT status. Our board of directors has waived the ownership limit applicable to our common stock for John B. Kilroy, Sr. and John B. Kilroy, Jr., as well as members of their families and entities which are deemed to own Messrs. Kilroy's common stock, allowing them to own up to 19.6% of our common stock. However, we conditioned this waiver upon the receipt of undertakings and representations from Messrs. Kilroy which we believed were reasonably necessary in order for us to conclude that the waiver would not cause us to fail to qualify and maintain our status as a REIT.

       In addition to the foregoing Ownership Limits, no holder may own, either actually or constructively under the applicable attribution rules of the Code, any shares of any class of our capital stock if:

          . more than 50% in value of our outstanding capital stock would be owned, either actually or constructively under the applicable attribution rules of the Code, by five or fewer individuals, as defined in the Code to include certain entities,

          . our capital stock would be beneficially owned by less than 100 persons, determined without reference to any rules of attribution, or

          .  we would fail to qualify as a REIT.

       Any person who acquires or attempts or intends to acquire actual or constructive ownership of our shares of capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT.

       Effect of violation of transfer restrictions. If any attempted transfer of our capital stock or any other event would result in any person violating the Ownership Limits described above, unless otherwise permitted by our board of directors, then any such purported transfer will be void and of no force or effect with respect to the attempted transferee as to that number of shares in excess of the applicable Ownership Limit and such transferee shall acquire no right or interest in the excess shares. In the case of any event other than a purported transfer, the person or entity holding record title to any such excess shares shall cease to own any right or interest in the excess shares.

       Any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust will be required to sell the excess shares to a person or entity who could own such shares without violating the Ownership Limits or as otherwise permitted by our board of directors, and distribute to the prohibited transferee or owner, as applicable, an amount equal to the lesser of the price paid by the prohibited transferee or owner for the excess shares or the sales proceeds received by the trust for the excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the prohibited transferee or owner, as applicable, an amount equal to the lesser of the market price of the excess shares as of the date of such event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or owner, as applicable, will be distributed to the charitable organization selected by us as beneficiary of the trust.

       The trustee of the trust shall be designated by us and be unaffiliated with us and any prohibited transferee or owner. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for such beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and also will be entitled to exercise all voting rights with respect to the excess shares.

       Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority, at the trustee's sole discretion, (i) to rescind as void any vote cast by a prohibited transferee or owner, as applicable, prior to our discovery that our shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the prohibited transferee or owner, prior to our discovery that such shares had been automatically transferred to a trust as described above, will be required to be repaid to the trustee upon demand for distribution to the beneficiary of the trust. In the event that the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by the Board of Directors, then our charter provides that the transfer of the excess shares will be void.

       If shares of capital stock which would cause us to be beneficially owned by fewer than 100 persons are transferred to any person, the transfer shall be null and void in its entirety, and the intended transferee will acquire no rights to the stock.

       If our board of directors shall at any time determine in good faith that a person intends to acquire or own, has attempted to acquire or own, or may acquire or own our capital stock in violation of the limits described above, it shall take actions to refuse to give effect to or to prevent the ownership or acquisition. These actions include but are not limited to authorizing us to repurchase stock, refusing to give effect to such ownership or acquisition on our books, or instituting proceedings to enjoin such ownership or acquisition.

       All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

       All persons who own at least a specified percentage of the outstanding shares of our stock must file with us a completed questionnaire annually containing information about their ownership of the shares, as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage will be set between 0.5% and 5.0%, depending on the number of record holders of shares. In addition, each stockholder may be required to disclose to us in writing information about the actual and constructive ownership of shares as our board of directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

       These ownership limitations could discourage a takeover or other transaction in which holders of some, or a majority, of our shares of capital stock might receive a premium for their shares over the then prevailing market price or which stockholders might believe to be otherwise in their best interest.

       Transfer agent and registrar for shares of capital stock. ChaseMellon Shareholder Services, LLC is the transfer agent and registrar for our shares of preferred stock and common stock.

Material provisions of the partnership agreement of Kilroy Realty, L.P. which affect the rights of holders of common stock.

       We describe below the material terms and conditions of the partnership agreement of Kilroy Realty, L.P. which affect the rights of holders of common stock. For more detail you should refer to the partnership agreement itself, which we previously filed with the SEC and which we incorporate by reference as an exhibit to this registration statement.

       Restrictions of the transferability of partnership interests of Kilroy Realty, L.P. which may have the effect of delaying, deferring or preventing a change of control of Kilroy Realty Corporation. Except under certain circumstances, we may not voluntarily withdraw from Kilroy Realty, L.P., or transfer or assign our interest in it, without the consent of the holders of at least 60% of the common partnership interests including our interests. The limited partners may not transfer, assign, sell, encumber or otherwise dispose of their interest in Kilroy Realty, L.P., other than to family members or accredited investors. Such family members and accredited investors must agree to assume the transferor's obligations under the partnership agreements. Such a transfer is subject to our right of first refusal to purchase the limited partner's units for our benefit.

       In addition, without our consent, limited partners may not transfer their units:

          .  to any person who lacks the legal capacity to own the units;

          .  in violation of applicable law;

          . where the transfer is for only a portion of the rights represented by the units such as the partner's capital account or right to distributions;

          . if we believe the transfer would cause the termination of Kilroy Realty, L.P. or would cause it to no longer be classified as a partnership for federal or state income tax purposes;

          . if the transfer would cause Kilroy Realty, L.P. to become a party-in-interest within the meaning of ERISA or would cause its assets to constitute assets of an employee benefit plan under applicable regulations;

          . if the transfer would require registration under applicable federal securities laws;

          . if the transfer could cause Kilroy Realty, L.P. to become a "publicly traded partnership" under applicable Treasury Regulations;

          . if the transfer could cause Kilroy Realty, L.P. to be regulated under the Investment Company Act of 1940 or the Employee Retirement Income Security Act of 1974; and

          . if the transfer would adversely affect our ability to maintain our qualification as a REIT.

       We may not engage in any "termination transaction" without the approval of at least 60% of the common units in Kilroy Realty L.P., including our general partner interest in Kilroy Realty L.P. Examples of termination transactions include:

          .  a merger;

          .  a consolidation or other combination with or into another entity;

          .  a sale of all or substantially all of our assets; or

          . a reclassification, recapitalization or change of our outstanding equity interests.

       In connection with a termination transaction, all common limited partners must either receive, or have the right to elect to receive, for each common unit an amount of cash, securities or other property equal to the product of:

          . the number of shares of common stock into which each common unit is then exchangeable; and

          . the greatest amount of cash, securities or other property paid to the holder of one share of common stock in consideration for one share of common stock pursuant to the termination transaction.

       If, in connection with a termination transaction, a purchase, tender or exchange offer is made to holders of our common stock, and the common stockholders accept such purchase, tender or exchange offer, each holder of common units must either receive, or must have the right to elect to receive, the greatest amount of cash, securities or other property which that holder would have received if immediately prior to the purchase, tender or exchange offer it had exercised its right to redemption, received shares of common stock in exchange for its common units, and accepted the purchase, tender or exchange offer.

       We also may merge or otherwise combine our assets with another entity with the approval of at least 60% of the common units if:

          . substantially all of the assets directly or indirectly owned by the surviving entity are held directly or indirectly by Kilroy Realty, L.P. as the surviving partnership or another limited partnership or limited liability company is the surviving partnership of a merger, consolidation or combination of assets with Kilroy Realty, L.P.;

          . the common limited partners own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of Kilroy Realty, L.P. and the other net assets of the surviving partnership immediately prior to the consummation of such transaction;

          . the rights, preferences and privileges of the common limited partners in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

          . the common limited partners may exchange their interests in the surviving partnership for either:

               . the consideration available to the common limited partner pursuant to the preceding paragraph, or

               . if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

       The board of directors will reasonably determine relative fair market values and rights, preferences and privileges of the limited partners as of the time of the termination transaction. These values may not be less favorable to the limited partners than the relative values reflected in the terms of the termination transaction.

       We must use commercially reasonable efforts to structure transactions like those described above to avoid causing the common limited partners to recognize gain for federal income tax purposes by virtue of the occurrence of or their participation in such transaction. In addition, Kilroy Realty, L.P. must use commercially reasonable efforts to cooperate with the common limited partners to minimize any taxes payable in connection with any repayment, refinancing, replacement or restructuring of indebtedness, or any sale, exchange or other disposition of its assets.

Material terms of Kilroy Realty, L.P.'s 8.075% Series A Cumulative Redeemable Preferred Units and 9 3/8% Series C Cumulative Redeemable Preferred Units which affect the rights of holders of our common stock.

       We describe below the material terms and conditions of the Series A Preferred Units and the Series C Preferred Units of Kilroy Realty, L.P. which affect the rights of holders of our common stock.

       General. Kilroy Realty, L.P. has designated classes of preferred limited partnership units as the 8.075% Series A Cumulative Redeemable Preferred Units and the 9 3/8% Series C Cumulative Redeemable Preferred Units representing preferred limited partnership interests. As of December 31, 1998, 1,500,000 Series A Preferred Units and 700,000 Series C Preferred Units are issued and outstanding.

       Distributions. Each Series A Preferred Unit and Series C Preferred Unit is entitled to receive cumulative preferential distributions payable on or before the 15th of February, May, August and November of each year. Series A Preferred Units will be entitled to distributions at a rate of 8.075% per annum and Series C Preferred Units will be entitled to distributions at a rate of 9 3/8% per annum. The cumulative preferential distributions will be paid in preference to any payment made on any other class or series of partnership interest of Kilroy Realty, L.P., other than any other class or series of partnership interest expressly designated as ranking on parity with or senior to the Series A Preferred Units and the Series C Preferred Units.

       Ranking. The Series A Preferred Units and the Series C Preferred Units will rank:

          . on parity with each other and with all other classes or series of preferred partnership units designated as ranking on a parity with the Series A Preferred Units and the Series C Preferred Units with respect to distributions and rights upon liquidation, dissolution, or winding-up,

          . senior to the Series B Preferred Units and to all classes or series of preferred partnership units designated as ranking junior to the Series A Preferred Units and the Series C Preferred Units, and

          . junior to all other classes or series of preferred partnership units designated as ranking senior to the Series A Preferred Units and the Series C Preferred Units.

       Limited approval rights. For as long as any Series A Preferred Units and the Series C Preferred Units remain outstanding, Kilroy Realty, L.P. will not, without the affirmative vote of the holders of at least two-thirds of the units of such class, as applicable:

          . authorize, create or increase the authorized or issued amount of any class or series of partnership interests ranking senior to the Series A Preferred Units and the

             Series C Preferred Units or reclassify any partnership interests of Kilroy Realty, L.P. into any class or series of partnership interest ranking senior to the Series A Preferred Units and the Series C Preferred Units, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any class or series of partnership interests ranking senior to the Series A Preferred Units and the Series C Preferred Units,

          . authorize or create, or increase the authorized or issued amount of any preferred partnership units on parity with the Series A Preferred Units and the Series C Preferred Units or reclassify any partnership interest into any preferred partnership units on parity with the Series A Preferred Units and the Series C Preferred Units or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any preferred partnership units on parity with the Series A Preferred Units and the Series C Preferred Units, but only to the extent such preferred partnership units on parity with the Series A Preferred Units and the Series C Preferred Units are issued to an affiliate of Kilroy Realty, L.P., other than to us to the extent the issuance of such interests was to allow us to issue corresponding preferred stock to persons who are not affiliates of Kilroy Realty, L.P., or

          . either consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity or amend, alter or repeal the provisions of the partnership agreement, whether by merger, consolidation or otherwise, in each case in a manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series A Preferred Units and the Series C Preferred Units or the holders of Series A Preferred Units and the Series C Preferred Units.

       Redemption and exchange. We may redeem the Series A Preferred Units on and after February 6, 2003, and we may redeem the Series C Preferred Units on and after November 24, 2003, in each case out of proceeds from issuances of our capital stock at a redemption price equal to $50.00 per unit, plus accrued and unpaid distributions to the date of redemption. The Series A Preferred Units may be exchanged on and after February 6, 2003, and the Series C Preferred Units may be exchanged on and after November 24, 2003, in each case, in whole but not in part, into shares of our Series A Preferred Stock or Series C Preferred Stock, as applicable at the option of 51% of the holders of the applicable series of units. In addition, the Series A Preferred Units and the Series C Preferred Units may be exchanged, in whole but not in part, into shares of Series A Preferred Stock or Series C Preferred Stock, as applicable at any time at the option of 51% of the holders if:

          . distributions on the Series A Preferred Units or Series C Preferred Units, as applicable, have not been made for six prior quarterly distribution periods, whether or not consecutive or

          . Kilroy Realty, L.P. is or is likely to become a "publicly traded partnership" for federal income tax purposes.

       In addition, the Series A Preferred Units may be exchanged, on or after February 6, 2001 and prior to February 6, 2008, and the Series C Preferred Units may be exchanged on or after November 24, 2001 and prior to November 24, 2008, in each case in whole but not in part at the option of the holders of 51% of the applicable series if the Series A Preferred Units or the Series C Preferred Units, as applicable, would not be considered "stock and securities" for federal income tax purposes.

       The Series A Preferred Units and the Series C Preferred Units also are exchangeable, in whole but not in part, if Kilroy Realty, L.P. believes, or the initial holder believes, based upon the opinion of counsel, that the character of Kilroy Realty, L.P.'s assets and income would not allow it to qualify as a REIT if it were a corporation. We may, in lieu of exchanging the Series A Preferred Units for shares of Series A Preferred Stock, or the Series C Preferred Units for shares of Series C Preferred Stock, elect to redeem all or a portion of the Series A Preferred Units or the Series C Preferred Units for cash in an amount equal to $50.00 per unit plus accrued and unpaid distributions. The right of the holders of Series A Preferred Units and Series C Preferred Units to exchange their units for shares of Series A Preferred Stock or Series C Preferred Stock, as applicable, will in each case be subject to the ownership limitations in our charter in order for us to maintain our qualification as a REIT for federal income tax purposes.

       Liquidation preference. The distribution and income allocation provisions of the partnership agreement have the effect of providing each Series A Preferred Unit and Series C Preferred Unit with a liquidation preference to each holder equal to their capital contributions, plus any accrued but unpaid distributions, in preference to any other class or series of partnership interest.

Material terms of Kilroy Realty, L.P.'s Series B Junior Participating Preferred Units which affect the rights of holders of our common stock.

       We describe below the material terms and conditions of the Series B Preferred Units of Kilroy Realty, L.P. which affect the rights of the holders of our common stock.

       General. Under the terms of the partnership agreement, if we issue any shares of Series B Preferred Stock, we must contribute the proceeds to Kilroy Realty, L.P. In exchange for the contribution of these proceeds, Kilroy Realty, L.P. will issue to us Series B Preferred Units equal to the number of shares of Series B Preferred Stock that we issued. As of December 31, 1998, no Series B Preferred Units have been issued.

       Distributions. Each Series B Preferred Unit is entitled to receive preferential cumulative distributions payable on or before the first day of March, June, September and December, of each year at a rate in an amount per unit equal to the greater of:

          .  $1.00, and

          . an aggregate distribution of 100 times the distribution, if any, declared per unit on the common units since the last quarterly distribution payment date.

       The preferential distributions will be paid in preference to any payment made on any other class or series of partnership interest of Kilroy Realty, L.P., other than the Series A Preferred Units, the Series C Preferred Units and any other class or series of partnership interest expressly designated as ranking on parity with or senior to the Series B Preferred Units.

       Ranking. The Series B Preferred Units will rank:

          . on parity with all classes or series of preferred partnership units designated as ranking on a parity with the Series B Preferred Units with respect to distributions and rights upon liquidation, dissolution, or winding-up,

          . senior to all classes or series of preferred partnership units designated as ranking junior to the Series B Preferred Units, and

          . junior to the Series A Preferred Units, the Series C Preferred Units and all other classes or series of preferred partnership units designated as ranking senior to the Series B Preferred Units.

       Approval rights. The Series B Preferred Units have no approval rights.

       Redemption and exchange. Kilroy Realty, L.P. may not redeem the Series B Units at any time and the Series B Preferred Units are not exchangeable into any of our securities or any other security of Kilroy Realty, L.P.

       Liquidation preference. The distribution and income allocation provisions of the partnership agreement have the effect of providing each Series B Preferred Unit with a liquidation preference to us equal to our capital contributions, plus any accrued but unpaid distributions, in preference to any other class or series of partnership interest ranking junior to the Series B Preferred Units.

Material terms of Kilroy Realty, L.P.'s Common limited partnership units which affect the rights of holders of our common stock.

       We describe below the material terms and conditions of the common units of Kilroy Realty, L.P. which affect the rights of holders of our common stock.

       General. The partnership agreement provides that, subject to the distribution preferences of the Series A Preferred Units, Series B Preferred Units and the Series C Preferred Units, common units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests.

       Redemption/Exchange rights. Common limited partners have the right to require Kilroy Realty, L.P. to redeem part or all of their common units for cash based upon the fair market value of an equivalent number of shares of common stock at the time of such redemption. Alternatively, we may elect to acquire those units in exchange for shares of our common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of certain rights, certain extraordinary distributions and similar events. However, even if we elect not to acquire tendered units in exchange for shares of common stock, holders of common units that are corporations or limited liability companies may require that we issue common stock in exchange for their common units, subject to applicable ownership limits or any other limit as provided in our charter or as otherwise determined by our board of directors, as applicable. We presently anticipate that we will elect to issue shares of common stock in exchange for common units in connection with each redemption request, rather than having Kilroy Realty, L.P. redeem the common units for cash. With each redemption or exchange, we increase our percentage ownership interest in Kilroy Realty, L.P. Common limited partners may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of common stock being issued, any person's actual or constructive stock ownership would exceed the Ownership Limits, or any other limit as provided in our charter or as otherwise determined by our board of directors as described under the section entitled "Restrictions on the ownership and transfer of shares of our capital stock."

       Common limited partner approval rights. The partnership agreement provides that if the common limited partners own at least 5% of the outstanding common units, including those common units held by us, we will not, on behalf of Kilroy Realty, L.P. and without the prior consent of the holders of more than 50% of the common units representing limited partner interests and excluding common units held by us, take any of the following actions:

          .  dissolve Kilroy Realty, L.P., or

          .  prior to January 31, 2004, sell the office property located at 2260
             E. Imperial Highway, at Kilroy Airport Center-El Segundo,

unless the dissolution or sale is incident to a merger or a sale of substantially all of our assets.

       In addition, we may not sell in a taxable transaction 11 of our properties prior to October 31, 2002 without the consent of the limited partners that contributed the properties to Kilroy Realty, L.P., except in connection the sale or transfer of all or substantially all of our assets or those of Kilroy Realty, L.P.

Material provisions of Maryland law and of our charter and bylaws which may delay, defer or prevent a change of control.

       Classified board of directors. Our charter divides our board of directors into three classes. Each class of director serves a staggered three-year term. As the term of each class expires, stockholders elect directors in that class for a term of three years and until their successors are duly elected and qualified. The directors in the other two classes continue in office, serving the remaining portion of their respective three-year term. We believe that classification of our board of directors helps to assure the continuity and stability of our business strategies and policies.

       The classified board of directors makes removing incumbent directors more time consuming and difficult and discourages a third party from making a tender offer for our capital stock or otherwise attempting to obtain control of us, even if it might benefit us and our stockholders. The classified board increases the likelihood that incumbent directors will retain their positions by requiring at least two annual meetings of stockholders, rather than one, to elect a new majority of the board of directors. Holders of shares of common stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of our stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of the successors of the class of directors whose term expires at that meeting.

       Removal of directors. Our charter provides that our stockholders may remove a director only for "cause" and only by the affirmative vote of at least two-thirds of the shares entitled to vote in the election of directors. The Maryland General Corporation Law does not define the term "cause." As a result, removal for "cause" is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation.

       Business combinations statute. Under Maryland law, certain "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A business combination includes a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined in the Maryland General Corporation Law as:

          . any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation's shares; or

          . an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

       At the conclusion of the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

          . 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

          . two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected.

       These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. None of these provisions of the Maryland law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

       Our board of directors determined by resolution that we will not be governed by the "business combinations" provisions of the Maryland General Corporation Law (3-601 through 3-

604). The resolution provides that we cannot later determine to be governed by the business combination provisions of the Maryland General Corporation Law without the approval of holders of a majority of the shares of our common stock. As a result of our decision to opt out of the business combinations provisions of the Maryland General Corporation Law, an interested stockholder would be able to effect a "business combination" without complying with the requirements in the business combination provision of the Maryland General Corporation Law. Our decision not to be governed by these provisions may make it easier for stockholders who become interested stockholders to consummate a business combination involving us. We cannot assure you that any such business combination will be consummated or, if consummated, will result in a purchase of shares of common stock from any stockholder at a premium.

       Control share acquisitions. The Maryland General Corporation Law provides that "control shares" of a company acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or directors who are employees of the company. "Control shares" are voting shares of stock which, if aggregated with all other voting shares of stock previously acquired by the acquiror, or over which the acquiror is able to directly or indirectly exercise voting power (except solely by revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

          .  one-fifth or more but less than one-third;

          .  one-third or more but less than a majority; or

          .  a majority of all voting power.

       "Control shares" do not include shares of stock the acquiring person is entitled to vote having obtained prior stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

       A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions and expenses, may compel the board of directors to call a special meeting of stockholders to consider voting rights for the shares. The meeting must be held within 50 days of demand. If no request for a meeting is made, we may present the question at any stockholders' meeting.

       If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights previously have been approved) for fair value. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

       The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the company is a party to the transaction, or to acquisitions approved or exempted by it charter or bylaws. We have elected in our bylaws not to be governed by the "control share acquisition" statute of the Maryland General Corporation Law (sections 3-701 through 3-709). If we want to be governed by these provisions at a future date, our bylaws require the affirmative vote of a majority of all votes entitled to be cast by the holders of the issued and outstanding shares of common stock. Because we decided to opt out of these provisions, stockholders who acquire a substantial block of common stock do not need approval of the other stockholders before exercising full voting rights with respect to their shares on all matters. This may make it easier for any such control share stockholder to effect a business combination with us. However, we cannot assure you that any such business combination will be consummated or, if consummated, will result in a purchase of shares of common stock from any stockholder at a premium.

       Amendment of our charter and bylaws. Our charter may generally be amended only if any such amendment is declared advisable by our board of directors and approved by our stockholders by the affirmative vote of at least two-thirds of the shares of our capital stock outstanding and entitled to vote on the amendment. Our bylaws may be amended by the affirmative vote of a majority of the board of directors or of a majority of the issued and outstanding shares of our capital stock entitled to vote. However, the following bylaw provisions may be amended only by the approval of a majority of the shares of capital stock entitled to vote:

          .  provisions opting out of the control share acquisition statute;

          . provisions requiring approval by the independent directors for selection of operators of our properties or of transactions involving John B. Kilroy, Sr. and John B. Kilroy, Jr. and their affiliates; and

          .  provisions governing amendment of our bylaws.

       Advance notice of director nominations and new business. Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of other business to be considered by stockholders at the meeting may be made only:

          .  pursuant to our notice of the meeting;

          .  by or at the direction of our board of directors; or

          . by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

       Our bylaws also provide that with respect to special meetings of stockholders, only the business specified in the notice of meeting may be brought before the meeting.

       The advance notice provisions of our bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then prevailing market price or which holders of our common stock believe is in their best interests.

Item 2.   Exhibits
          --------
          3.1  Articles of Amendment and Restatement of the Registrant (1)

          3.2  Amended and Restated Bylaws of the Registrant (1)

          3.3  Form of Certificate for Common Stock of the Registrant (1)

          3.4 Articles Supplementary of the Registrant designating 8.075% Series A Cumulative Redeemable Preferred Stock (2)

          3.5 Articles Supplementary of the Registrant designating 8.075% Series A Cumulative Redeemable Preferred Stock (3)

          3.6 Articles Supplementary of the Registrant designating its Series B Junior Participating Preferred Stock

          3.7 Certificate of Correction to Articles Supplementary designating its Series B Junior Participating Preferred Stock

          3.8 Articles Supplementary of the Registrant designating its 9 3/8% Series C Cumulative Redeemable Preferred Stock (4)

          4.1 Rights Agreement, dated as of October 2, 1998 between Kilroy Realty Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, which includes the form of Articles Supplementary of the Series B Junior Participating Preferred Stock of Kilroy Realty Corporation as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C(5)

          10.1 Fourth Amended and Restated Agreement of Limited Partnership of Kilroy Realty, L.P. (4)

     ____________

          (1) Previously filed as an exhibit to the Registration Statement on Form S-11 (No. 333-15553) as declared effective on January 28, 1997 and incorporated herein by reference.

          (2) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K dated February 6, 1998 and incorporated herein by reference.

          (3) Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated April 20, 1998 and incorporated herein by reference.

          (4) Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated November 24, 1998 and incorporated herein by reference.

          (5) Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated October 2, 1998 and incorporated herein by reference.

                                   SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

                              KILROY REALTY CORPORATION

Dated:  March 3, 1999         By /s/ Tyler H. Rose
                                -----------------------
                                 Tyler H. Rose
                                 Senior Vice President and Treasurer

                                 EXHIBIT INDEX

          Exhibit
          -------

          3.1  Articles of Amendment and Restatement of the Registrant (1)

          3.2  Amended and Restated Bylaws of the Registrant (1)

          3.3  Form of Certificate for Common Stock of the Registrant (1)

          3.4 Articles Supplementary of the Registrant designating 8.075% Series A Cumulative Redeemable Preferred Stock (2)

          3.5 Articles Supplementary of the Registrant designating 8.075% Series A Cumulative Redeemable Preferred Stock (3)

          3.6 Articles Supplementary of the Registrant designating its Series B Junior Participating Preferred Stock

          3.7 Certificate of Correction to Articles Supplementary designating its Series B Junior Participating Preferred Stock

          3.8 Articles Supplementary of the Registrant designating its 9 3/8% Series C Cumulative Redeemable Preferred Stock (4)

          4.1 Rights Agreement, dated as of October 2, 1998 between Kilroy Realty Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, which includes the form of Articles Supplementary of the Series B Junior Participating Preferred Stock of Kilroy Realty Corporation as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C(5)

          10.1 Fourth Amended and Restated Agreement of Limited Partnership of Kilroy Realty, L.P. (4)

     ____________

          (1) Previously filed as an exhibit to the Registration Statement on Form S-11 (No. 333-15553) as declared effective on January 28, 1997 and incorporated herein by reference.

          (2) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K dated February 6, 1998 and incorporated herein by reference.

          (3) Previously filed as an exhibit to the Current Report on Form 8-K (No. 1 -12675) dated April 20, 1998 and incorporated herein by reference.

          (4) Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated November 24, 1998 and incorporated herein by reference.

          (5) Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated October 2, 1998 and incorporated herein by reference.

                                       2